EXHIBIT 5

April 11, 1994

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


     RE:  M. A. Hanna Company
          Directors' Deferred Fee Plan
          Form S-8 Registration Statement


Ladies and Gentlemen:

As Vice President and Secretary and general counsel of M. A. Hanna Company, a Delaware corporation (the "Company"), I am familiar with the proceedings taken, and proposed to be taken, in connection with the Directors' Deferred Fee Plan (the "Plan").

I have examined such documents, records and matters of law as I have deemed necessary for the purposes of this opinion. Based on the foregoing, I am of the opinion that shares of common stock, par value $1 each, of the Company which may be issued or transferred and delivered pursuant to the Plan will be, when so issued or transferred and delivered in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the shares of common stock of the Company subject to the Plan under the Securities Act of 1933.

Very truly yours,



/s/John S. Pyke, Jr.
Vice President and Secretary